Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 22, 2016 (except for Note 1, as to which the date is February 21, 2017), with respect to the combined financial statements, which appears in this Amendment No. 1 on Form 8-K/A, of Garlock Sealing Technologies LLC (Debtor-in-possession as of June 5, 2010) and subsidiaries and Garrison Litigation Management Group, Ltd. and subsidiary (Debtors-in-possession as of June 5, 2010), for the years ended December 31, 2015 and 2014. We consent to the incorporation by reference of said report in the Registration Statements of EnPro Industries, Inc., on Forms S-8 (File No. 333-89576, 333-89580, 333-107775, 333-113284, 333-159099, 333-178668, 333-181282, 333-195661, and 333-211194).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

October 5, 2017